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                                                                    Exhibit 16.1

                                ERNST & YOUNG LLP         Phone: (212) 773-3000
                                 5 Times Square
                               New York, NY 10036





June 25, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K dated May 14, 2004, of Wilshire Enterprises, Inc. and are in agreement with the statements contained in the four paragraphs on page two therein.

Regarding the Registrant's statement concerning the material weakness in internal controls relating to the oil and gas business included in the third paragraph on page two therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the Registrant's 2003 financial statements.

We informed the Registrant on May 14, 2004 that we would not accept reappointment as auditors regarding the Registrant's 2004 financial statements and our client-auditor relationship would cease no later than upon the Registrant's filing of Form 10-Q for quarter ending June 30, 2004.


                                            Sincerely,


                                            /s/ ERNST & YOUNG LLP